Edward B. Alexander
Executive Vice President
(904) 249-4197						        January 11, 2002


                     FAMILY STEAK HOUSES OF FLORIDA, INC.
                           ----------------------

NEPTUNE BEACH, FLORIDA - On January 4, 2002, Family Steak Houses of Florida, Inc. ("the Company"), was notified by its Franchisor, Ryan's Family Steak Houses, Inc. ("Ryan's") that it has exercised its option to terminate the exclusive nature of the Company's franchise rights within North and Central Florida. All other provisions of the Franchise Agreement remain in effect including the Company's right to build Ryan's restaurants in North and Central Florida. At December 31, 2001, the Company was operating 23 restaurants rather than the 25 required by the Franchise Agreement. The Company had previously requested that Ryan's waive this requirement as well as renegotiate other terms of the Franchise Agreement. All such requests were rejected by Ryan's.

The Company is in the process of evaluating its options with respect to the exclusivity and other Franchise Agreement issues, including possible legal action through binding arbitration proceedings seeking, among other things, the recision of Ryan's exercise of its option to terminate the Company's exclusivity. The Company's intention is to pursue a legal remedy if it is deemed to be in its shareholders' best interest to do so.

Subsequent to January 4, 2002, the Company was advised by Ryan's Chief Executive Officer that Ryan's current plans did not include building any restaurants in the Company's territories in 2002 and that it will probably build a few restaurants in North Florida in 2003. However, there are no assurances that Ryan's will not decide to adopt a more aggressive building program in the Company's territories.

Management believes that if Ryan's builds restaurants in the Company's territories it will not have an adverse effect on the Company's results of operations, although it could limit the Company's potential to locate and develop suitable Ryan's restaurant sites in the future.


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